Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333- 224380) of Genesis Energy, L.P. and subsidiaries,
(2)Registration Statement (Form S-3 No. 333-219710) of Genesis Energy, L.P. and subsidiaries,
(3)Registration Statement (Form S-3 No. 333- 232439) of Genesis Energy, L.P,
(4)Registration Statement (Form S-3 No. 333-173337) of Genesis Energy, L.P.
(5)Registration Statement (Form S-3 No. 333-150239) of Genesis Energy, L.P., and
(6)Registration Statement (Form S-3 No. 333-235606) of Genesis Energy, L.P.

of our report dated February 22, 2021, with respect to the financial statements of Poseidon Oil Pipeline Company, L.L.C. included in this Annual Report (Form 10-K) of Genesis Energy, L.P. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Houston, Texas
March 1, 2021